                                                                  EXHIBIT 10.2.2


                               SECOND AMENDMENT
                                      TO
                         AGREEMENT AND PLAN OF MERGER

     This Second Amendment ("Second Amendment") to the Agreement and Plan of
                             ----------------
Merger, dated May 9,1999, as amended by the First Amendment to Agreement and Plan of Merger, dated July 2, 1999 ("Agreement"), is made and entered into this
                                     ---------
24/th/ day of August, 1999, between MADISON RIVER TELEPHONE COMPANY, LLC, a Delaware limited liability company ("Buyer"), and GULF COAST SERVICES, INC., an Alabama corporation ("GCSI"). All capitalized terms not defined herein shall have the meaning as set forth in the Agreement.

     WHEREAS, the parties have entered into The Agreement; and

     WHEREAS, pursuant to Section 5.1 of the Agreement, on June 2,1999, GCSI delivered its Disclosure Schedules to Buyer; and

     WHEREAS, pursuant to Section 5.1 of the Agreement, on June 21, 1999, Buyer delivered its objections to the Disclosure Schedules to GCSI, and on July 27, 1999, Buyer delivered its restated objections to the Disclosure Schedules to GCSI; and

     WHEREAS, the parties wish to amend the Agreement to further define certain understandings and obligations of the parties.

     NOW, THEREFORE, in consideration of the promises and mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, Buyer and GCSI hereby amend the Agreement as follows:

     The Agreement is amended by replacing the defined term "Merger Consideration" in Article I with the following:

          "Merger Consideration" means the sum of (i) $3 10 million reduced by
     (A) Adjusted Long Term Debt as of the Closing Date, (B) the excess, if any, of S 17,3 94,3 47 over the capital expenditures of GCSI for Group I Fiber Projects (paid or recorded as a liability), made after December 31, 1998 and on or prior to the Closing Date and (C) $1,679,553, minus any unjust enrichment penalty paid by GCSI or its Subsidiaries on or before the Closing Date with respect to the LMDS license (call sign WPOH618), (ii) the sales price of the Non-Business Real Estate as provided in Section 6.9, and
     (iii) the sales price of the DigiPH Stock as provided in Article IX.

     The Agreement is amended by deleting Section 5.1 and substituting the following in lieu thereof:

          (a) The Disclosure Schedules delivered by GCSI to Buyer, as modified and supplemented through the date of this Second Amendment, have been reviewed and, except as hereinafter provided in this Section 5, 1, the items and matters identified on the Disclosure Schedules as submitted to Buyer through the date hereof are hereby accepted by Buyer. The Disclosure Schedules are not accepted to the extent that any matter disclosed therein creates between the date hereof and the Closing Date a breach of any warranty, representation or covenant not known by the parties as of the date hereof.

          (b) In conjunction with Buyer's review of the Disclosure Schedules, GCSI agrees to pay, or cause to be paid by its Subsidiaries, prior to Closing and prior to the calculation of cash and cash equivalents of GCSI and its Subsidiaries as of the Effective Time, or by the Paying Agent pursuant to Section 2.6(d), the following: (i) any and all termination penalties or other payments owed to Computer Enterprises, Inc., pursuant to tile Agreement for Consulting Services, dated February 23, 1999, and listed as Item 20 on Disclosure Schedule 3.6, and as Item 6 on Disclosure Schedule 3.7; (ii) any and all excise taxes, penalties and interest owed under
     (S)(S) 4962 and 4979 of the Code with respect to the Benefit Plans and listed as Item 4 on Disclosure Schedule 3.7; (iii) any and all fees for corporate finance services due and owing by GCSI to Joseph Decosimo and Company, Certified Public Accountants, pursuant to that certain engagement letter dated May 4, 1999, and accepted on behalf of GCSI an June 2, 1999;
     (iv) any and all federal and state taxes shown as due and owing on the income tax returns of GCSI and its Subsidiaries for calendar year 1998, as well as federal and state estimated tax payments in amounts sufficient to cover such taxes of GCSI for estimated income through the Closing Date; (v) any and all fees for Year 2000 remediation efforts, or accounting or consulting services, incurred in connection with computer and related systems and software due and owing by GCSI or its Subsidiaries to Ernst & Young; and (vi) any and all fees for construction of the new GCSI administrative building due and owing by GCSI under all applicable construction agreements, minus any applicable retainage not to exceed five percent (5%) of the aggregate contract price as disclosed to Buyer through the date hereof.

          (c) GCSI acknowledges: (i) Buyer has not accepted Item 140 under

     "Material Contracts of GTC" on Disclosure Schedule 3.16 and Item 2 on
      -------------------------
     Disclosure Schedule 3.19, both of which arise out of the provision of Enhanced Universal Emergency Number Services by Gulf Telephone Company to the Baldwin County Emergency Communications District; (ii) Buyer does not consent to the sale, transfer or liquidation after the date hereof of any assets of GCSI and its Subsidiaries as proposed in the Disclosure Schedules, including, but not limited to, the sale of any additional shares of the common stock of Wireless One; and (iii) Buyer does not waive any breach of a material representation, warranty or covenant resulting from
     (A) any encumbrance or restriction on transfer affecting the GCSI Shares disclosed in the summary stock register and stock certificates, including, but not limited to, any option of the ESOP to acquire certain shares from the John McClure Snook Irrevocable and Testamentary Trusts, and (B) any corporate act or failure to act reflected in the minute books for GCSI and its Subsidiaries and any other matters disclosed therein which were not referenced in the Disclosure Schedules. Buyer does not waive any right to claim a breach of a representation, warranty or covenant contained in the Agreement relating to the level of trade payables as of the Closing Date.

          (d) GCSI and Buyer agree that Buyer will, in good faith, reasonably attempt to obtain, at its expense, title insurance to cover the Real Property listed on the Disclosure Schedules, and to the extent that Buyer receives coverage over any matters that constitute, or could constitute, defects in the good and marketable title to the Real Property, other than Permitted Liens, Buyer will accept such matters relating to the Real Property. To the extent affirmative coverage cannot be reasonably obtained for such matters without the payment of money other than that required to pay for the title insurance policy(ies), Buyer does not waive any potential breach of the representation and warranty in Section 3.8 relating to title.

          (e) Notwithstanding anything in this Agreement to the contrary, the mere inclusion of an item in tile Disclosure Schedules as an exception to a representation or warranty shall not be deemed an admission by GCSI that such item represents a material exception or material fact, event or circumstance or that such item has had or could be reasonably expected to have a Material Adverse Effect.

     The Agreement is amended by deleting clause (iv) of paragraph (e) of
Section 7.1 in its entirety.

     IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment to the Agreement on the date first written.


MADISON RIVER TELEPHONE             GULF COAST SERVICES, INC.
      COMPANY, LLC


By:  PAUL H. SUNU                   By:  MARJORIE Y. SNOOK
     -------------------------           -----------------------------
Its: Managing Director & CFO        Its: President & CEO
     -------------------------           -----------------------------


Attested by:                        Attested by:


BRUCE BECKER                        ROBERT H. YOUNCE
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